Exhibit 99.1

Date: 11 August 2005

Release Number: 2005 - 25

Intelsat Reports 2005 Second Quarter Results

Revenues Up 11% Over Prior-year Period, Led by Growth in Lease Services and Managed Solutions

Pembroke, Bermuda, August 11, 2005 - Intelsat, Ltd., a global satellite communications leader providing services in over 220 countries and territories, today reported results for the quarter and six months ended June 30, 2005.

Intelsat, Ltd. and its subsidiaries, referred to as Intelsat or the Company, reported revenue of $289.8 million and a net loss of $53.4 million for the quarter ended June 30, 2005. The Company also reported EBITDA1, or earnings before interest, taxes and depreciation and amortization, of $194.5 million for the quarter.

The Company also reported covenant EBITDA2 of $204.9 million for the quarter ended June 30, 2005, up 4% from $197.0 million for the quarter ended June 30, 2004 and down less than 1% from $205.7 million for the quarter ended March 31, 2005. The sequential decline in covenant EBITDA was due largely to a one-time $9.9 million net benefit from the payment of the Company’s claims in connection with the MCI WorldCom bankruptcy recorded in the quarter ended March 31, 2005.

Intelsat generated strong free cash flow from operations of $62.2 million for the second quarter of 2005. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment and a payment for a deposit on a future satellite. The Company made a $58 million cash payment for launch and in-orbit insurance on the recently launched Intelsat Americas™-8 (IA-8) satellite, which is reflected in the free cash flow from operations figure.

For the first half of 2005, Intelsat reported revenue of $583.0 million and a net loss of $205.1 million. EBITDA for the six-month period was $265.9 million, and covenant EBITDA was $410.6 million.

“Intelsat generated solid revenue growth and free cash flow from operations in the second quarter, led by continued year-over-year growth in managed solutions and lease revenues and a favorable capital expense profile,” said Intelsat Chief Executive Officer, David McGlade. “The successful June launch of the IA-8 satellite provided a key strategic addition to our North American fleet. IA-8 has completed in-orbit testing and was fully operational as of July 29th. With more than 50% of the satellite’s North American Ku-band capacity already leased, we are seeing solid demand trends and opportunities in this area.”

[1]	In this release, financial measures are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All EBITDA, EBITDA margin, covenant EBITDA and free cash flow from operations figures in this release are non-GAAP financial measures. Please see the financial reconciliation summaries below for information reconciling non-GAAP financial measures to the most directly comparable GAAP financial measures.
[2]	“Covenant EBITDA,” a term based on Consolidated EBITDA, as defined in the Company’s credit agreement dated January 28, 2005, is a pro forma presentation of EBITDA reported as if the Company’s March 2004 acquisition of the Intelsat Americas assets and October 2004 acquisition of the COMSAT General business had occurred as of January 1, 2004. The term also reflects adjustments for certain operating expense items and a reconciliation of covenant EBITDA to EBITDA appears below.

On June 23, 2005, Intelsat reported that its IA-8 satellite was successfully launched aboard Sea Launch’s Zenit-3SL rocket. After completion of in-orbit testing, the satellite has been operating from 89°W longitude. IA-8, built by Space Systems/Loral, is Intelsat’s most powerful satellite to date and offers prime landmass coverage to customers in the Americas, the Caribbean, Alaska and Hawaii via its C-, Ku- and Ka-band transponders.

As previously reported, on January 14, 2005, our IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite. We established a failure review board (“FRB”) with the manufacturer of IS-804, Lockheed Martin Corporation, to investigate the cause of the anomaly. The IS-804 satellite was a Lockheed Martin 7000 series (“LM 7000 series”) satellite, and we operate three other satellites in the LM 7000 series, the IS-801, IS-802 and IS-805 satellites. While the FRB is not expected to complete its analysis until the end of September 2005, we currently believe, based on the FRB’s analysis to date, that the IS-804 failure is not likely to have been caused by an IS-804 specific workmanship or hardware element, but is more likely related to the LM 7000 Series design under certain operational and environmental conditions. The FRB’s analysis is expected to include an assessment of the overall risk level for our other LM 7000 series satellites, and a determination of whether any operational steps can be taken to mitigate the risk. We are also analyzing our satellite deployment plan and may make adjustments to this plan upon review of the FRB’s findings. In this context, we believe that the size and flexibility of our global satellite fleet will enable us to mitigate the impact of a failure of any of our LM 7000 series satellites, and that such a failure is unlikely to have a materially adverse impact on our backlog or revenue.

Financial Results for the Quarter Ended June 30, 2005

Total revenue increased $29.4 million, or 11.3 percent, to $289.8 million for the quarter ended June 30, 2005 from $260.4 million for the quarter ended June 30, 2004. The increase was primarily attributable to increased lease services and managed solutions revenues, as well as mobile satellite services (MSS) revenues acquired as part of the COMSAT General acquisition in October 2004 and now provided by Intelsat General. Intelsat General was formed following the Company’s acquisition of the COMSAT General business in October 2004. Lease services revenue increased $7.4 million to $183.0 million. Channel services revenue declined by $9.1 million to $57.2 million, reflecting recent business trends in this area. This decline was more than offset by an increase of $10.0 million in revenue from managed solutions, which totaled $27.7 million for the quarter. MSS revenues totaled $19.4 million, and other revenues totaled $2.5 million.

Total operating expenses for the quarter ended June 30, 2005 were $238.9 million, compared to $195.8 million in the prior year period. The largest component of total operating expenses was depreciation and amortization expense, which increased $28.4 million to $143.8 million for the quarter ended June 30, 2005. Approximately $23 million of the increase reflected an increase in the fair value of the Company’s depreciable assets compared to the prior-year period following the closing of the acquisition of the Company by Intelsat Holdings, Ltd. on January 28, 2005 (the “Acquisition”), due to purchase accounting treatment. The balance of the increase primarily reflected depreciation expense related to the IS-10-02 satellite that entered service in August 2004. These factors were offset by reductions in depreciation expense related to the IS-804 satellite failure in the first quarter of 2005 and the IA-7 satellite anomaly in the fourth quarter of 2004. The remaining $14.7 million of increased operating expenses were due primarily to higher incremental operating expenses associated with Intelsat General cost of sales, offset in part by the impact of our cost control efforts and staff reductions.

Net loss was $53.4 million for the quarter ended June 30, 2005, compared with net income of $18.5 million for the quarter ended June 30, 2004. The net loss for the 2005 period as compared with the prior year was primarily due to higher operating expenses and higher interest expense resulting from recent financings in connection with the Acquisition and the repurchase by Intelsat Holdings,

Ltd. of a portion of its preferred shares in March 2005. The quarter ended June 30, 2004 was also negatively affected by the Company’s decision to dispose of its investment in Galaxy Satellite TV Holdings, Ltd.

EBITDA increased $21.5 million, to $194.5 million, or 67 percent of revenue, for the quarter ended June 30, 2005 from $173.1 million, or 67 percent of revenue, for the same period in 2004. EBITDA as a percentage of revenue was maintained, despite the increased revenue contribution from managed solutions and Intelsat General, both of which carry lower EBITDA margins than traditional fixed satellite services. This was due primarily to our cost control efforts and staff reductions.

Financial Results for the Six Months Ended June 30, 2005

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings, Ltd., a Bermuda company formed at the direction of funds advised by or associated with certain private equity firms. For comparative purposes, when we refer in this press release to our results for the six month period or the six months ended June 30, 2005, we are referring to our combined results for the period from January 1, 2005 through January 31, 2005 and for the period (post-Acquisition) from February 1, 2005 through June 30, 2005.

Total revenue increased $88.7 million, or 17.9 percent, to $583.0 million for the six months ended June 30, 2005 from $494.3 million for the six months ended June 30, 2004. Lease services revenue increased $48.9 million to $372.1 million. Channel services revenue declined by $18.6 million to $117.6 million, reflecting recent business trends in this area. This decline was more than offset by an increase of $20.3 million in revenue from managed solutions, which totaled $53.4 million for the six month period. MSS revenues totaled $34.6 million and other revenues totaled $5.3 million.

Total operating expenses for the six months ended June 30, 2005 were $596.3 million, which included the $69.2 million non-cash impairment charge recorded in the first quarter of 2005 and $59.7 million of charges associated with the Acquisition, compared to $366.6 million in the year-ago period. Depreciation and amortization expense increased $59.7 million to $279.0 million for the six months ended June 30, 2005. The increase is attributable to: an upward adjustment of $51.9 million to reflect the fair value of the company’s depreciable assets at period end as required under purchase accounting treatment in connection with the Acquisition, offset in part by a reduction in depreciation expense owing to the write-off of the IS-804 and IA-7 satellites; a full six months of depreciation recorded on the Intelsat Americas satellites compared with approximately 3 months in the prior-year period; and depreciation expense related to the IS-10-02 satellite that entered service in August 2004. The remaining $41.1 million in increased operating expenses reflects the first full two quarters of Intelsat General activity, among other expense items, partially offset by a $6.7 million reduction in bad debt expense resulting from the payment of the Company’s claims in the MCI WorldCom bankruptcy.

Net loss was $205.1 million for the six months ended June 30, 2005, compared with net income of $35.3 million for the six months ended June 30, 2004. The net loss for the 2005 period as compared with the prior year was primarily due to higher operating expenses and higher interest expense resulting from recent financings in connection with the Acquisition and the repurchase by Intelsat Holdings, Ltd. of a portion of its preferred shares in March 2005. The six months ended June 30, 2004 was also negatively affected by the Company’s decision to dispose of its investment in Galaxy Satellite TV Holdings, Ltd.

EBITDA decreased $70.1 million, to $265.9 million, or 46 percent of revenue, for the six months ended June 30, 2005 from $336.0 million, or 68 percent of revenue, for the same period in 2004. The decrease in EBITDA reflects the impact of the IS-804 write-off and Acquisition-related charges. The EBITDA margin comparison also reflects the impact of managed solutions and Intelsat General, both of which carry lower EBITDA margins than traditional fixed satellite services, somewhat offset by our cost control efforts and staff reductions.

Other Financial and Operating Data

At June 30, 2005, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $3.7 billion. At March 31, 2005, Intelsat’s backlog was $3.8 billion. The decline in backlog was due primarily to the expected declines in the channel business. We expect this trend in our channel business to continue.

As indicated in the first quarter 2005 earning release, Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing information with respect to that use by service category and customer set as indicated in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Comparison By Customer Set And Service Categories

By Customer Set

	For the three months ended		For the six months ended
	June 30, 2004	June 30, 2005	June 30, 2004	June 30, 2005
Network Services and Telecom	67.1%	61.2%	69.9%	61.0%
Government	12.1%	21.5%	11.5%	21.5%
Media	20.5%	17.0%	18.2%	17.2%
Other	0.3%	0.3%	0.4%	0.3%

By Service Category

	For the three months ended		For the six months ended
	June 30, 2004	June 30, 2005	June 30, 2004	June 30, 2005
Lease	67.4%	63.2%	65.4%	63.8%
Channel	25.5%	19.7%	27.6%	20.2%
Managed Solutions	6.8%	9.6%	6.7%	9.2%
Mobile Satellite Services	0.0%	6.7%	0.0%	5.9%
Other	0.3%	0.8%	0.3%	0.9%

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. ET on August 11, 2005 to discuss the Company’s second quarter 2005 financial results. Access to the live conference call will be available via the Internet at the Intelsat web site: www.intelsat.com/investors. A telephone bridge has also been established to accommodate Intelsat’s global investor base. United States-based participants should call (800) 901-5218. Non-U.S. participants should call +1 (617) 786-4511. The participant pass code is 18222021. Participants will have access to a replay of the conference call through August 18, 2005. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 39990881.

About Intelsat

Intelsat is a global communications provider offering flexible and secure services to customers in over 220 countries and territories. Intelsat has maintained a leadership position for over 40 years by distributing video, voice, and data for television and content providers, government and military entities, major corporations, telecommunications carriers, and Internet service providers. Intelsat’s reach, power and expanding solutions portfolio deliver information reliably and quickly to every corner of the globe. For more information, visit www.intelsat.com.

Contact:

Investor Relations and Financial Media:

Noah Asher

Senior Vice President, Finance

202-944-7328

Note: Some of the statements in this news release constitute forward-looking statements that do not directly or exclusively relate to historical facts, including statements relating to Intelsat’s backlog. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. When used in this news release, the words “plan,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. The forward-looking statements made in this news release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Known risks include, but are not limited to, insufficient market demand for the services offered by Intelsat; inadequate supply of available Intelsat capacity; the quality and price of services offered by Intelsat’s competitors; the risk of delay in implementing Intelsat’s business strategy; Intelsat’s access to sufficient capital to meet its operating and financing needs; changes in laws and regulations or the inability to maintain required governmental authorizations; political, economic and legal conditions in the markets Intelsat is targeting for communications services or in which Intelsat operates; general economic conditions; and a change in the health of Intelsat’s satellites or a catastrophic loss occurring during the in-orbit operations of any of Intelsat’s satellites. More detailed information about known risks is included in Intelsat’s annual report on Form 20-F for the year ended December 31, 2004 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements made in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity
	Three Months Ended June 30, 2004	Three Months Ended June 30, 2005
Revenue	$260,377	289,824

Operating expenses:

Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	46,207	59,997
Selling, general and administrative	32,212	35,083
Depreciation and amortization	115,397	143,845
Restructuring costs	1,972	—

Total operating expenses	195,788	238,925

Operating income from continuing operations	64,589	50,899
Interest expense	33,435	99,475
Interest income	818	2,215
Other income (expense), net	(762)	(222)

Income (loss) from continuing operations before income taxes	31,210	(46,583)
Provision for income taxes	6,543	6,826

Income (loss) from continuing operations	24,667	(53,409)
Loss from discontinued operations, net of minority interest	(6,163)	—

Net income (loss)	$18,504	$(53,409)

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND RECONCILIATION TO COMBINED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Six Months Ended June 30, 2004	Period January 1 to January 31, 2005	Period February 1 to June 30, 2005	Six Months Ended June 30, 2005
Revenue	$494,290	$97,917	$485,081	582,998

Operating expenses:

Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	79,674	26,939	103,834	130,773
Selling, general and administrative	65,263	55,443	61,563	117,006
Depreciation and amortization	219,283	39,184	239,798	278,982
Impairment of asset value	—	69,227	—	69,227
Restructuring costs	2,396	263	—	263

Total operating expenses	366,616	191,056	405,195	596,251

Operating income (loss) from continuing operations	127,674	(93,139)	79,886	(13,253)
Interest expense	73,652	13,241	167,438	180,679
Interest income	3,282	191	3,306	3,497
Other income (expense), net	(974)	863	(676)	187

Income (loss) from continuing operations before income taxes	56,330	(105,326)	(84,922)	(190,248)
Provision for income taxes	11,056	4,400	10,412	14,812

Income (loss) from continuing operations	45,274	(109,726)	(95,334)	(205,060)
Loss from discontinued operations, net of minority interest	(10,015)	—	—	—

Net income (loss)	$35,259	$(109,726)	$(95,334)	$(205,060)

INTELSAT, LTD.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Net income (loss)	$18,504	$(53,409)	$35,259	$(205,060)
Add:
Interest expense	33,435	99,475	73,652	180,679
Provision for income taxes	6,543	6,826	11,056	14,812
Depreciation and amortization	115,397	143,845	219,283	278,982

Subtract: Interest income	818	2,215	3,282	3,497

EBITDA	$173,061	$194,522	$335,968	$265,916

EBITDA margin	66.5%	67.1%	68.0%	45.6%

Note:

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents EBITDA to enhance your understanding of its operating performance. EBITDA margin is defined as EBITDA divided by total revenues. Intelsat uses EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider EBITDA or EBITDA margin as an alternative to operating or net income or operating or net income margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT, LTD.

RECONCILIATION OF EBITDA TO COVENANT EBITDA

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
EBITDA	$173,061	$194,522	$335,968	$265,916
Add (Subtract):
Satellite Impairment	—	—	—	69,227
Intelsat Americas pro forma	—	—	22,027	—
COMSAT General pro forma	6,150	—	12,300	—
Compensation & benefits adjustment	2,015	2,912	4,338	14,704
Restructuring costs	1,972	—	2,396	263
Transaction - related expenses	—	3,449	—	52,428
Share in losses of affiliate	704	2,289	1,818	3,920
Loss from discontinued operations	6,163	—	10,015	—
Non-recurring and unusual gains/losses	6,903	2,625	8,048	5,569
Non-cash income	—	(861)	—	(1,435)

Covenant EBITDA	$196,968	$204,936	$396,910	$410,592

Note:

Intelsat calculates a measure of EBITDA, called “covenant EBITDA,” based on the term Consolidated EBITDA, as defined in its credit agreement dated January 28, 2005. Covenant EBITDA consists of EBITDA as adjusted to exclude certain unusual items and other adjustments permitted in calculating covenant compliance under our credit agreement. Covenant EBITDA is presented on a pro forma basis, as if the Company’s March 2004 acquisition of the Intelsat Americas assets and October 2004 acquisition of the COMSAT General business had occurred as of January 1, 2004. The measure also adjusts for certain operating expense items. We present covenant EBITDA because it is used to test the permissibility of certain types of transactions in the covenants related to our credit agreement; similar provisions are also used to test the permissibility of transactions in the covenants related to our senior notes and senior discount notes. However, covenant EBITDA is not a measure of financial performance under GAAP, and our covenant EBITDA may not be comparable to similarly titled measures of other companies. You should not consider covenant EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands, except share and per share amounts)

	Predecessor Entity	Successor Entity
	As of December 31, 2004	As of June 30, 2005
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$141,320	$360,174
Receivables, net of allowance of $35,343 and $26,514, respectively	228,294	226,004
Insurance receivable	58,320	—
Deferred income taxes	12,854	10,656

Total current assets	440,788	596,834
Satellites and other property and equipment, net	3,637,357	3,558,990
Amortizable intangible assets, net	104,612	522,313
Non-amortizable intangible assets	255,002	560,000
Goodwill	130,829	122,653
Investment in affiliate	52,246	48,326
Other assets	173,422	172,944

Total assets	$4,794,256	$5,582,060

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$200,000	3,500
Accounts payable and accrued liabilities	246,474	328,271
Deferred satellite performance incentives	7,968	7,695
Deferred revenue	39,566	25,972
Capital lease obligations	5,569	7,468

Total current liabilities	499,577	372,906
Long-term debt, net of current portion	1,742,566	4,766,844
Deferred satellite performance incentives, net of current portion	48,806	42,458
Deferred revenue, net of current portion	123,992	163,233
Accrued retirement benefits	56,016	107,825
Other long-term liabilities	17,478	16,489

Total liabilities	2,488,435	5,469,755

Commitments and contingencies
Shareholders’ equity
Preference shares, $3.00 par value, 2,500,000 shares authorized, no shares issued or outstanding	—	—
Ordinary shares, $3.00 par value, 216,666,666 2/3 shares authorized, 167,261,024 shares issued and 160,382,120 shares outstanding as of December 31, 2004	500,000	—
Common stock, $1.00 par value, 12,000 shares authorized, issued and outstanding	—	12
Contributed capital	—	207,697
Paid-in capital	1,301,886	—
Retained earnings (deficit)	610,520	(95,334)
Accumulated other comprehensive (loss) income:
Minimum pension liability, net of tax	(1,367)	—
Unrealized gain (loss) on available-for-sale securities, net of tax	1,600	(70)
Ordinary shares purchased by subsidiary, 6,284,635 shares	(106,818)	—

Total shareholders’ equity	2,305,821	112,305

Total liabilities and shareholders’ equity	$4,794,256	$5,582,060

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

AND RECONCILIATION TO COMBINED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS

($ in thousands)

	Predecessor Entity	Successor Entity
	Three Months Ended June 30, 2004	Three Months Ended June 30, 2005
Cash flows from operating activities:
Net income (loss)	$18,504	$(53,409)
Loss from discontinued operations, net of minority interest	6,163	—

Income (loss) from continuing operations	$24,667	$(53,409)

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	115,397	143,845
Provision for doubtful accounts	2,601	(1,503)
Foreign currency transaction loss	359	(487)
Deferred income taxes	—	(134)
Amortization of bond discount and issuance costs	1,272	16,187
Share in losses of affiliate	704	2,289
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	15,828	36,645
Other assets	(335)	(3,028)
Accounts payable and accrued liabilities	4,939	20,727
Deferred revenue	(1,650)	(18,105)
Accrued retirement benefits	1,273	497
Other long-term liabilities	—	(2,812)

Net cash provided by operating activities	165,055	140,712

Cash flows from investing activities:
Payments for satellites and other property and equipment	(150,863)	(78,522)
Payment for rights to orbital location	(32,000)	—
Proceeds from insurance receivable	141,000	—
Payments for asset acquisitions	(4,000)	—
Other	(7,795)	—

Net cash used in investing activities	(53,658)	(78,522)

Cash flows from financing activities:
Repayment of long-term debt	—	(875)
Principal payments on deferred satellite performance incentives	(894)	(1,237)
Principal payments on capital lease obligations	(1,374)	(58)

Net cash provided by (used in) financing activities	(2,268)	(2,171)

Effect of exchange rate changes on cash	(359)	487

Net change in cash and cash equivalents	108,770	60,507
Cash and cash equivalents, beginning of period	270,670	299,667

Cash and cash equivalents, end of period	$379,440	$360,174

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

AND RECONCILIATION TO COMBINED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Six Months Ended June 30, 2004	Period January 1 to January 31, 2005	Period February 1 to June 30, 2005	Six Months Ended June 30, 2005
Cash flows from operating activities:
Net income (loss)	$35,259	$(109,726)	$(95,334)	$(205,060)
Loss from discontinued operations, net of minority interest	10,015	—	—	—

Income from continuing operations	$45,274	$(109,726)	$(95,334)	$(205,060)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	219,283	39,184	239,798	278,982
Impairment charge for IS-804 satellite	—	69,227	—	69,227
Provision for doubtful accounts	5,866	(5,799)	(1,767)	(7,566)
Foreign currency transaction loss	769	75	(441)	(366)
Deferred income taxes	—	2,375	(134)	2,241
Amortization of bond discount and issuance costs	2,764	430	26,066	26,496
Share in losses of affiliate	1,818	402	3,518	3,920
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(6,318)	(32,168)	31,513	(655)
Other assets	1,290	3,194	(2,811)	383
Accounts payable and accrued liabilities	16,301	49,932	57,279	107,211
Deferred revenue	(8,287)	(2,388)	(22,177)	(24,565)
Accrued retirement benefits	3,652	(27)	2,411	2,384
Other long-term liabilities	—	(3,327)	(2,662)	(5,989)

Net cash provided by operating activities	282,412	11,384	235,259	246,643

Cash flows from investing activities:
Payments for satellites and other property and equipment	(233,812)	(953)	(83,777)	(84,730)
Payments for future satellite	(50,000)	—	—	—
Payment for rights to orbital location	(32,000)	—	—	—
Increase in restricted cash	700,000	—	—	—
Proceeds from insurance receivable	141,000	38,561	19,759	58,320
Payments for asset acquisitions	(965,063)	—	—	—
Other	(8,166)	—	—	—

Net cash used in investing activities	(448,041)	37,608	(64,018)	(26,410)

Cash flows from financing activities:
Repayment of long-term debt	(200,000)	—	(201,750)	(201,750)
Proceeds (repayment of) from bond issuance, net	—	—	305,348	305,348
Proceeds from credit facility borrowings	200,000	—	200,000	200,000
Debt issuance costs	(4,000)	—	—	—
Principal payments on deferred satellite performance incentives	(2,150)	(475)	(2,008)	(2,483)
Principal payments on capital lease obligations	(3,121)	—	(1,867)	(1,867)
Dividends to shareholders	—	—	(305,913)	(305,913)

Net cash provided by (used in) financing activities	(9,271)	(475)	(6,190)	(6,665)

Effect of exchange rate changes on cash	(769)	(75)	441	366
Effect of discontinued operations on cash	(21,684)	—	—	—

Net change in cash and cash equivalents	(197,353)	48,442	165,492	$213,934
Cash and cash equivalents, beginning of period	576,793	141,320	189,762	141,320
Cash contribution from Intelsat Holdings, Ltd	—	—	4,920	4,920

Cash and cash equivalents, end of period	$379,440	$189,762	$360,174	$360,174

Note: The increase in cash between the predecessor entity ending balance and the successor entity opening balance is due to the retention by Intelsat, Ltd. of approximately $5 million in acquisition financing proceeds.

INTELSAT, LTD. AND SUBSIDIARIES

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
	($ in thousands)		($ in thousands)
Net cash provided by operating activities	$165,055	$140,712	$282,412	$246,643
Payments for satellites and other property and equipment	(150,863)	(78,522)	(233,812)	(84,730)
Payment for deposit on future satellite	—	—	(50,000)	—

Free cash flow from operations	$14,192	$62,190	$(1,400)	$161,913

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment and payment for deposit on future satellite. Free cash flow from operations is not a measure of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts, investors and other readers of financial information in assessing performance. Free cash flow from operations does not give effect to cash used in connection with investing activities, cash used for debt service requirements or other uses of cash in respect of financing activities, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations as presented herein may not be comparable to similarly titled measures of other companies.

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